Exhibit 10.1
EXECUTION COPY
TRANSITION SERVICES AGREEMENT
This TRANSITION SERVICES AGREEMENT (this “Agreement”) is made as of October 1, 2008 (the “Effective Date”) and is entered into by and between PPL Corporation, a Pennsylvania corporation (“Seller”), and UGI Utilities, Inc., a Pennsylvania corporation (“Buyer”), with reference to the Stock Purchase Agreement, dated as of March 5, 2008, by and between Seller and Buyer (the “Purchase Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Purchase Agreement. Both Seller and Buyer may be individually referred to herein as a “Party” or collectively as the “Parties.”
WHEREAS, at the Closing, Buyer purchased the PPL Gas Utilities Shares from Seller (the “Transaction”); and
WHEREAS, in order ensure an orderly transition in effecting the Transaction, Seller is willing to provide to Buyer the transition services set forth on Schedule 1 hereto (the “Transition Services”) on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties hereto agree as follows:
ARTICLE I
TRANSITION SERVICES
1.1 Transition Services. Seller shall provide, or cause to be provided by one of its Affiliates, to Buyer (and/or the Companies) the Transition Services. Seller shall perform, or cause to be performed, the Transition Services with the degree of care, skill and diligence with which it performs or causes to be performed similar services for itself and its Affiliates, in each case consistent with past practice and in accordance with applicable Law. During the Term (as defined below), Seller shall consider in good faith any reasonable requests of Buyer for the provision of additional transition services by Seller or its Affiliates, and to the extent Buyer and Seller reach agreement on the provision of any such additional services, Buyer and Seller shall (and shall cause their Affiliates to) cooperate to appropriately amend the terms of this Agreement.
1.2 Period Transition Services Will Be Provided. Transition Services shall be provided beginning as of the Effective Date and shall continue through the expiration of the term relating to each Transition Service as set forth in Schedule 1 hereto, unless (a) Buyer terminates a particular Transition Service in accordance with the terms and conditions of this Agreement, (b) otherwise mutually agreed by the Parties in writing or (c) this Agreement is terminated pursuant to its terms at an earlier date.
1.3 Term. The term of this Agreement (the “Term”) shall commence as of the Effective Date and shall continue until the expiration of the terms of all of the Transition Services as set forth on Schedule 1 hereto (the “Expiration Date”), subject to earlier termination pursuant to Article IV or written agreement otherwise by the Parties. The Term shall automatically terminate at such time as all Transition Services have been terminated.

1.4 Contact Persons. Each Party shall appoint a person or persons for the purpose of coordinating the provision of the Transition Services.
ARTICLE II
COMPENSATION FOR TRANSITION SERVICES
2.1 Fees. Except for the information to be provided by Seller to Buyer pursuant to Section 6.16(b) of the Purchase Agreement (which shall be provided to Buyer at no cost to Buyer or the Companies), as consideration for the Transition Services received, Buyer shall pay to Seller for each Transition Service an amount equal to 125% of Seller’s cost of providing such Transition Services (as allocated in accordance with the same methodologies used for such allocations by the Companies and their Affiliates in accordance with past practice).
2.2 Payment Terms. Seller shall present Buyer with monthly invoices for the Transition Services it provides. The format of such invoices shall include, without limitation, a brief description of the applicable Transition Service, the billing period, applicable fees, and such other information as Buyer may reasonably request to verify the amount and allocation of costs for the Transition Services. Buyer shall pay the undisputed amount of the monthly invoiced amount within thirty (30) days after the date Seller’s monthly invoice was received. If Buyer in good faith disputes any portion of the amount due on any invoice, Buyer shall notify Seller in writing of the nature and basis of the dispute as soon as commercially reasonably possible, but in all events prior to thirty (30) days after Seller’s monthly invoice was received.
2.3 Audit Rights. Buyer shall have the right, at its expense, to conduct or cause to be conducted a reasonable audit of the data, records or other pertinent information specifically related to an ongoing dispute concerning the provision of Transition Services hereunder. Buyer shall provide at least five Business Day’s advance notice of any such audit, and shall conduct such audit during normal business hours and in such a manner so as to minimize disruptions to Seller and its Affiliates. If Seller objects to the scope of any such audit requested, the Parties shall work together, in good faith, to mutually reach agreement on the proper scope of such audit.
2.4 Dispute Resolution. If Buyer raises a dispute with respect to the charges under this Agreement within the period set forth in Section 2.2, then Buyer and Seller shall negotiate in good faith and attempt to resolve the dispute. Should such negotiations not result in an agreement within 60 days after receipt by Seller of such written dispute from Buyer, then the matter shall be submitted to the Independent Accounting Firm. The Independent Accounting Firm will deliver to Buyer and Seller a written determination of the amounts payable under this Agreement with respect to any such dispute (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Independent Accounting Firm by Buyer and Seller) within 30 days of the submission of the dispute to the Independent Accounting Firm, which determination will be final, binding and conclusive on the Parties. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm pursuant to this Section 2.4 will be allocated between Seller and Buyer in inverse proportion as each shall prevail in respect of the dollar amount of disputed items so submitted (as finally determined by the Independent Accounting Firm). Any payment for previously disputed charges determined by the Independent Accounting Firm to be payable to Seller, together with interest thereon at the rate of five percent (5%) per annum from the thirtieth (30th) day after the applicable invoice was received by Buyer through the date of payment, will be due and payable to Seller by wire transfer of immediately available funds to such account or accounts as shall be specified by Seller within three Business Days after such amounts are finally determined as provided in this Section 2.4.

2.5 Cooperation; Information and Access. The Parties will cooperate in good faith in all matters relating to the provision and receipt of the Transition Services. Without limiting the generality of the foregoing, Buyer will provide Seller (and, as applicable, its Affiliates) in a timely manner, with all information and access to facilities required or reasonably requested by Seller (and, as applicable, its Affiliates) in connection with providing the Transition Services.
2.6 Additional Resources. In providing the Transition Services, Seller (and, as applicable, its Affiliates) are not obligated to (i) hire any additional employees, (ii) maintain the employment of any specific employee, or (iii) purchase, lease, or license any additional equipment or materials. Seller may engage one or more subcontractors to provide all or any portion of the Transition Services, provided that Seller remains directly responsible for its obligations hereunder, including Seller’s obligation to perform the Transition Services with the degree of care, skill and diligence with which it performs or causes to be performed similar services for itself and its Affiliates, in each case consistent with past practice and in accordance with applicable Law.
ARTICLE III
DISCLAIMERS; LIMITATION OF LIABILITY; INDEMNIFICATION
3.1 Disclaimers. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, THE TRANSITION SERVICES, ACCESS TO THE SELLER’S AND ITS AFFILIATES’ COMPUTER AND OTHER SYSTEMS ARE PROVIDED ON AN “AS IS” BASIS, WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHER WARRANTIES, CONDITIONS, GUARANTEES OR REPRESENTATIONS, WHETHER EXPRESS OR IMPLIED. EXCEPT AS OTHERWISE PROVIDED IN SECTION 3.3(b), SELLER’S AND ITS AFFILIATES’ SOLE AND EXCLUSIVE RESPONSIBILITY TO THE BUYER, THE COMPANIES AND THEIR SUCCESSORS AND ASSIGNS FOR ERRORS OR OMISSIONS IN THE TRANSITION SERVICES SHALL BE TO FURNISH CORRECT INFORMATION OR RE-PERFORM THE RELEVANT SERVICES AT NO ADDITIONAL COST OR EXPENSE UPON NOTICE OF SUCH ERROR OR OMISSION FROM THE BUYER DURING THE TERM.
3.2 Limitation of Liability. NO PARTY NOR ANY STOCKHOLDER, OFFICER, DIRECTOR, AGENT, OTHER REPRESENTATIVE, OR AFFILIATE THEREOF SHALL BE LIABLE TO ANY OTHER PARTY, ANY STOCKHOLDER, OFFICER, DIRECTOR, AGENT, OTHER REPRESENTATIVE, OR AFFILIATE THEREOF OR ANY OTHER THIRD PERSON FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OR LOST PROFITS, OR LOSSES CALCULATED BY REFERENCE TO ANY MULTIPLE OF EARNINGS OR EARNINGS BEFORE INTEREST, TAX, DEPRECIATION OR AMORTIZATION (OR ANY OTHER VALUATION METHODOLOGY) WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT FOR ANY MATTER RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, ARISING IN CONNECTION WITH THIS AGREEMENT OR ANY ACTS OR OMISSIONS RELATING TO THE TRANSITION SERVICES, WHETHER LIABILITY IS BASED ON CONTRACT, TORT, STRICT LIABILITY OR OTHER FAULT FOR ANY MATTER RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY; PROVIDED, HOWEVER, THAT IF A PARTY IS HELD LIABLE TO A THIRD PARTY FOR ANY OF SUCH DAMAGES AND THE OTHER PARTY IS OBLIGATED TO INDEMNIFY SUCH PARTY FOR THE MATTER THAT GAVE RISE TO SUCH DAMAGES, THEN SUCH INDEMNIFYING PARTY SHALL BE LIABLE FOR, AND OBLIGATED TO REIMBURSE THE OTHER PARTY FOR, THE TOTAL AMOUNT OF SUCH DAMAGES HOWSOEVER CHARACTERIZED.

3.3 Indemnification.
(a) Buyer will indemnify, defend and hold harmless Seller and its stockholders, officers, directors, agents, other representatives, and Affiliates (collectively, the “Seller Indemnitees”) from any and all Damages suffered, paid or incurred by such Seller Indemnitees and arising out of or resulting from any gross negligence or willful or intentional misconduct on the part of Buyer (or the Companies, as applicable) under this Agreement.
(b) Seller will indemnify, defend and hold harmless Buyer and its stockholders, officers, directors, agents, other representatives, and Affiliates (collectively, the “Buyer Indemnitees”; and together with the Provider Indemnitees, the “Indemnitees”) from any and all Damages suffered, paid or incurred by such Buyer Indemnitees and arising out of or resulting from any gross negligence or willful or intentional misconduct on the part of Seller (or its Affiliates, as applicable) under this Agreement.
(c) Except in the case of fraud, the exclusive remedy for any Party for monetary damages arising from a breach of this Agreement shall be the indemnification provided under this Section 3.3.
ARTICLE IV
TERMINATION
4.1 Termination of Transition Services and Agreement for Convenience. Buyer shall have the right to terminate any Transition Service, in whole or in part, upon fifteen (15) days prior written notice to Seller. If all Transition Services provided to Buyer shall have been terminated under this provision prior to the Expiration Date, then this Agreement shall automatically terminate.
4.2 Survival Upon Expiration or Termination. The provisions of Article III (Disclaimers; Limitation of Liability; Indemnification), Article V (Notices and Demands) and Article VI (Miscellaneous) shall survive the termination or expiration of this Agreement unless otherwise agreed to in writing by both Parties; provided that, the provisions of Article II (Compensation for Transition Services) shall survive such termination and Buyer shall remain liable to Seller for all amounts payable thereunder in respect of Transition Services provided prior to the effective date of such termination.

4.3 Actions Upon Termination. Upon the termination of any Transition Service with respect to which either Party (or its Affiliates) holds equipment, books, records, files or any other documents or other property owned by the other Party (or any of its Affiliates), the Party in possession of such property (including intellectual property) shall promptly return or deliver (and will cause, as the case may be, any of its Affiliates to return or deliver) all such property of the other Party (or its Affiliates). Each Party shall bear its and its Affiliates’ reasonable costs and expenses associated with the return thereof. In addition, upon the termination of any of the Transition Services which involved the compilation of data on Seller’s (or any of its Affiliates’) computer systems, Seller will, and will cause its Affiliates’ to, use commercially reasonable efforts to promptly deliver to Buyer on magnetic media in readable format mutually acceptable to the Parties, which format will be capable of being read by a computer mutually acceptable to the Parties, all data files maintained by Seller to the extent that they contain information which is the property of Buyer (or any of its designees or Affiliates), together with printed file descriptions sufficient to identify such data files and their contents and structure. Seller will bear all of its reasonable costs and expenses associated with the provision and delivery of such material.
ARTICLE V
NOTICES AND DEMANDS
5.1 Notices. All notices, requests and other communications hereunder shall be in writing (including wire, telefax or similar writing) and shall be sent, delivered or mailed, addressed, or telefaxed:
(a) if to Buyer, to:
UGI Utilities, Inc.
460 North Gulph Road
King of Prussia, PA 19406
Attn: General Counsel
Facsimile: (610) 992-3258
with copies to:
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attn: Howard L. Meyers
Facsimile: (215) 963-5001
and
UGI Utilities, Inc.
100 Kachel Blvd, Suite 400
Reading, PA 19607
Attn: John C. Barney, Senior Vice President and CFO
Facsimile: (610) 796-3606

(b) if to Seller, to:
PPL Corporation
Two North Ninth Street
Allentown, PA 18101
Attn: General Counsel
Facsimile: (610) 774-4455
with a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Mario A. Ponce
Fax: (212) 455-2502
Each such notice, request or other communication shall be given (i) by mail (postage prepaid, registered or certified mail, return receipt requested), (ii) by hand delivery, (iii) by nationally recognized courier service or (iv) by telefax, receipt confirmed (with a confirmation copy to be sent by first class mail; provided that the failure to send such confirmation copy shall not prevent such telefax notice from being effective). Each such notice, request or communication shall be effective (x) if mailed, three calendar days after mailing at the address specified in this Section 5.1 (or in accordance with the latest unrevoked written direction from such Party), (y) if delivered by hand or by internationally recognized courier service, when delivered at the address specified in this Section 5.1 (or in accordance with the latest unrevoked written direction from the receiving Party) and (z) if given by telefax, when such telefax is transmitted to the telefax number specified in this Section 5.1 (or in accordance with the latest unrevoked written direction from the receiving Party), and the appropriate confirmation is received; provided that notices received on a day that is not a Business Day or after 5:00 p.m. Eastern Time on a Business Day will be deemed to be effective on the next Business Day.
5.2 Change of Address. The address to which such notices, demands, requests, elections or other communications are to be given by either Party may be changed by written notice given by such Party to the other Party pursuant to this Section.
ARTICLE VI
MISCELLANEOUS
6.1 Relationship of the Parties. The Parties declare and agree that each Party is engaged in a business that is independent from that of the other Party and Seller shall perform its obligations as an independent contractor. It is expressly understood and agreed that nothing contained herein is intended to create an agency relationship, or a partnership or joint venture. Neither Party is an agent or employee of the other. Neither Party has authority to represent the other Party as to any matters, except as authorized herein or in writing by the other Party from time to time.

6.2 Employees. Seller shall be solely responsible for payment of compensation to its employees and those of any of its Affiliates engaged in providing any Transition Services and for any injury to them in the course of their employment. Seller shall assume full responsibility for payment of all federal, state, and local taxes or contributions imposed or required under unemployment insurance, social security, and income Tax Laws with respect to such persons.
6.3 Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Party; provided that Buyer may transfer any of its rights and obligations under this Agreement to an affiliated partnership or corporation so long as Buyer remains jointly and severally obligated to satisfy all of Buyer’s obligations under the terms of this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 6.3 shall be null and void, ab initio.
6.4 Confidentiality. Seller acknowledges that certain confidential, proprietary and secret information of Buyer and the Companies may be shared or disclosed during the performance of this Agreement and agrees that any such confidential, proprietary and secret information will be subject to the confidentiality provisions described in Section 6.4(b) of the Purchase Agreement.
6.5 Works for Hire. Seller shall inform Buyerin writing, on or before the expiration of the Term, of any inventions (including, without limitation, program code written to support application interfaces, computer software, documentation, and other similar copyrightable works) or any other intellectual property made, created or developed by Seller or its Affiliates solely for the benefit of Buyer in connection with the provision of Transition Services, and agrees that any such invention or other intellectual property shall be considered “works made for hire” under the copyright laws of the United States (collectively “Works For Hire”). To the extent that any such Works for Hire fail to qualify as “works made for hire” under the copyright laws of the United States or any other jurisdiction, Seller hereby assigns each such Work for Hire and property and all rights therein in any jurisdiction to Buyer. Whenever Seller is requested to do so by Buyer, during or for up to one year after the expiration of the Term, Seller shall (or, as the case may be, shall cause its Affiliates to) execute any assignments or other documents reasonably deemed necessary by Buyer to confirm or effectuate full and exclusive ownership of Works for Hire in Buyer, including, but not limited to, ownership of any moral rights under the copyright law of any nation, or any other rights under the intellectual property laws of any nation.
6.6 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, such provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

6.7 Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person. Should any third party institute proceedings, this Agreement shall not provide any such person with any remedy, claim, liability, reimbursement, cause of action, or other right.
6.8 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without giving effect to any conflict or choice of law provision that would result in the application of another state’s Law.
6.9 Executed in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement. Any facsimile or electronically transmitted copies hereof or signature hereon shall, for all purposes, be deemed originals.
6.10 Construction. The headings and numbering of articles, sections and paragraphs in this Agreement are for convenience only and shall not be construed to define or limit any of the terms or affect the scope, meaning, or interpretation of this Agreement or the particular Article or Section to which they relate. This Agreement and the provisions contained herein shall not be construed or interpreted for or against any Party because that Party drafted or caused its legal representative to draft any of its provisions.
6.11 Entire Agreement. This Agreement, including all attachments, constitutes the entire Agreement between the Parties with respect to the Transition Services, and supersedes all prior oral or written agreements, representations, statements, negotiations, understandings, proposals and undertakings, with respect to the Transition Services to be provided by Seller to Buyer hereunder.
6.12 Amendments and Waivers. This Agreement may not be amended, supplemented or modified except by an instrument in writing signed on behalf of Buyer and Seller. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective, unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.
6.13 Remedies Cumulative. Unless otherwise provided for under this Agreement, all rights of termination or cancellation, or other remedies set forth in this Agreement, are cumulative and are not intended to be exclusive of other remedies to which the injured Party may be entitled by Law or equity in case of any breach or threatened breach by the other Party of any provision in this Agreement. Unless otherwise provided for under this Agreement, use of one or more remedies shall not bar use of any other remedy for the purpose of enforcing any provision of this Agreement. Each Party acknowledge and agree that money damages would not be a sufficient remedy for any breach of this Agreement by it, and that in addition to all other remedies, the other Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach.

6.14 Taxes. Seller shall be solely responsible for the payment of any income taxes due in connection with the provision of any Transition Service and the receipt of fees in return therefor.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Transition Services Agreement to be executed by their duly authorized officers as of the date first written above.

BUYER: UGI UTILITIES, INC.
By:
Name:
Title:

SELLER: PPL CORPORATION
By:
Name:
Title:

- Signature Page to Transition Services Agreement -

Schedule 1
Transition Services
Information Technology.
For a period of up to six months after the Closing, the provision of those services currently provided by Seller to the Companies and required for the daily operation of the Companies, to include, without limitation, access to Seller’s customer information system, use of personal computers and other IT equipment, and use of any other operational systems currently maintained by Seller. Without limiting the foregoing, Seller will provide or cause its Affiliates to provide to Buyer (or its designated Affiliates) for a period of up to six months after the Closing Date the detailed IT support and transition services set forth on Addendum A to this Schedule.
Rate Case Assistance.
Following Closing (but in no event beyond September 30, 2009), in addition to information to be provided pursuant to Section 6.16(b) of the Purchase Agreement (which shall be provided at Seller’s sole cost and expense), the provision of: (1) historical data, as applicable to the pre-Closing period, which is reasonably required to prepare rate case filing for a rate case contemplated to be filed in 2009; and (2) consultation regarding rate case information and Buyer’s preparation of rate case filing schedules for the contemplated 2009 rate case filing and responses to subsequent interrogatories related to such rate case filing.
Accounting Information.
For a period of up to six months after the Closing, the provision of: (1) access and use of any systems or subsystems (and resulting data from such systems) to the extent Buyer does not have such systems or subsystems in place to capture and create accounting data and (2) other accounting services as mutually agreed between the Parties.

Addendum A
Description of IT Support and Transition Services
1. Workstation Support Services
•
Existing workstations will be provided with the existing hardware platform to connect to Seller’s restricted network, GUNet, to access GUNet services and Buyer’s network, UGINet, to access UGINet services.

•
Seller will provide and support existing ACD, IVR and Voice Over Internet Protocol (VoIP) equipment in the Lock Haven Contact Center for existing Customer Service Representative (CSR) workstations until Buyer replaces such equipment

•	Break/fix support for GUNet workstations, per existing service level provided to the Companies

•	New installations or hardware refreshments will not be supported.

•	Seller’s Help Center will provide:

☐ Troubleshooting for supported hardware and software. ☐ Usage support for supported desktop products only (e.g., MS Office).

•
All GUNet-connected workstations and all associated peripherals will remain Seller’s property after transition. GUNet-connected workstation software and licenses will remain property of Seller and shall be provided to Buyer on an interim basis in accordance with the terms of this Agreement.

•	GUNet-connected workstations will be removed and replaced with Buyer’s workstations in accordance with a mutually agreed upon replacement plan.
2. Printers
•	All printers currently utilized by the Companies will become the property of Buyer.

•	Network printers connected to GUNet will be supported by Seller, per existing service level provided to the Companies.
3. Network Support Services For GUNet-Connected Workstations Provided by Seller
•	VPN connectivity will be provided connecting Seller’s restricted network, GUNet, to access GUNet services and Buyer’s network, UGINet, to access UGINet services.

•	Internet access will be provided to GUNet-connected workstations.
4. Messaging
•
Seller will redirect emails to new email addresses designated by Buyer for 90 days after the Closing Date. Buyer and the Companies’ employees may not use Seller’s email addresses following the Closing Date.

•	Seller will provide email content (.PST’s) to Buyer as soon as reasonably practicable following the Closing Date.

•	Buyer and its personnel may not use Seller’s voicemail addresses following the Closing Date.

•	800 numbers will be ported by Buyer after the Closing Date. .Buyer will be responsible for any/all fees associated with the port of the numbers and on-going support costs.

•
Cellular phones and phone numbers used by the Companies and their respective employees and currently maintained and paid for, in whole or in part, by Seller will be assigned to Buyer’s designees. Buyer will be responsible for any/all fees associated with porting, termination or similar fees associated with the phones arising at and after the Closing Date.

•	Blackberry devices will remain property of Seller and will be returned to Seller on the Closing Date.

•	Buyer will be responsible for contracting its own pager agreement. No pager services will be provided to Buyer by Seller. Pager equipment will become property of Buyer on the Closing Date.
5. Server Support
•
Access will be provided to the following applications and all corresponding data required for the normal and ordinary course operations of Buyer while such data or applications reside in Seller’s computing environment(s): ECIS, Avenir, Gas Facilities Database (GFD), Gas Distribution System Monitoring (SCADA) System, Gas Choice, Gas Connect, Metretek and Suburban Propane.

•
Physical servers and related peripheral equipment supporting the following applications: ECIS, Avenir, Gas Facilities Database (GFD), Gas Distribution System Monitoring (SCADA) System, Gas Choice, Gas Connect, Metretek and Suburban Propane become the property of Buyer. All utilities on I series servers, required to support applications on these servers, will become the property of Buyer. Except for the I series server utilities, Seller will retain the right to purge each and every related server and peripheral device of Seller-owned or licensed software related, but not limited, to operating systems, data bases, telecommunication networks, confidential data, utilities, security applications, performance monitoring tools, etc.

•
Escorted access will be provided by Seller to Buyer to access high-security areas in the General Office datacenter, the Lehigh Service Center (LSC) datacenter or other Seller facilities as may be necessary for Buyer to disconnect, remove and transport servers and related peripheral equipment which will become Buyer’s property.

6. Application Support Services
•
Seller will host the following applications: ECIS, Avenir, Gas Facilities Database (GFD), Gas Distribution System Monitoring (SCADA) System, Gas Choice, Gas Connect, Metretek and Suburban Propane, including all utilities on I series servers, until such applications are transitioned to Buyer’s computing environment. Buyer will make every reasonable effort to transition all of these applications to its own computing environment as quickly as reasonably feasible. Application support becomes the responsibility of Buyer on the Closing Date.

•	Seller will provide data protection per existing standards until transition to Buyer’s computing environment.
7. Additional Support Services
•
Seller will provide reasonable assistance, when requested by Buyer to assist Buyer with installation, configuration, operation, troubleshooting, problem determination, testing and problem resolution with computer processing applications and environments set forth in items 5 and 6.